Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 28, 2008 with respect to the financial statements of FinTech Acquisition Corp. contained in Amendment No. 3 to the Registration and Prospectus on Form S-1. We consent to use of the aforementioned report in Amendment No. 3 to the Registration and Prospectus on Form S-1, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
July 18, 2008